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                                                                   EXHIBIT 23.02



                               CONSENT OF COUNSEL


We hereby consent to the use of our name under the heading "Legal Matters" in the Post-Effective Amendment No. 3 to Form S-1 Registration Statement (Reg. No. 333-50209) as filed with the United States Securities and Exchange Commission (the "SEC") on or about May 18, 2001 and the related Prospectus of The Millburn World Resource Trust. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the SEC thereunder.

                                       RICHARDS, LAYTON & FINGER

May 18, 2001                           By: /s/ RICHARDS, LAYTON & FINGER
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